Exhibit 10.12
5/8/2006
ASSIGNMENT AGREEMENT
     This ASSIGNMENT AGREEMENT dated as of July 7th, 2006 (the “Agreement”), is between Adline Network, LLC (“Shareholder”) and Las Vegas Gaming, Inc. (the “Company”).
Background Statement
     The Shareholder and the Company have previously executed that certain Waiver and Release Agreement dated February 18, 2006 (the “Original Agreement”). Pursuant to Section 1(d) of the Original Agreement, the Shareholder has agreed to deliver this Agreement to the Company to transfer certain rights in its intellectual property known as “At Home Wagering” to the Company, all on the terms and conditions set forth herein.
Statement of Agreement
     Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the parties hereby agree as follows, for themselves and their successors and assigns:
     1. Subject to the other terms and conditions set forth herein, the Shareholder hereby assigns, transfers, licenses and sets over to the Company the world wide exclusive rights to the Shareholder’s intellectual property commonly and collectively known as “At Home Wagering,” but only to the extent that such rights allow for “wagering” or “betting” activity and transactions to be conducted in the home over video systems that provide for the simulcast overlay of images and text (collectively, the “Assigned IP Rights”). For purposes of this Agreement, the terms “betting” or “wagering” mean to directly or indirectly take, receive or accept money or any valuable thing with the understanding or agreement that the money or valuable thing will be paid or delivered to a person if the payment or delivery is contingent upon the result of a race, contest, or game or upon the happening of an event not known to be certain. Bet or wager does not include the purchase, sale, or trade of securities or commodities under state or federal law. For the sake of clarification, the Assigned IP Rights include, without limitation, the Shareholder’s rights in the Licensed Technology (as such term is defined in that certain License Agreement dated October 8, 2004, between Adline Gaming, Inc., and the Shareholder).
     2. In exchange for the assignment of the Assigned IP Rights set forth herein, the Company will pay certain royalty fees to the Shareholder equal to 5% of the Company’s net revenue derived, directly or indirectly, from the Assigned IP Rights. Net Revenue shall mean gross revenue less the theoretical cost of any pay outs. Royalty fees due hereunder will be payable on a monthly basis in arrears, in each case by no later than the

10th day of each calendar month after the month in which such fees are earned. Along with each payment of royalty fees, the Company will include a schedule in form and substance satisfactory to the Shareholder detailing the calculation of all royalty fees paid hereunder.
     3. The Shareholder will have the right to audit the Company’s calculation of royalty fees from time to time on reasonable advance notice to the Company.
     4. Interest at the rate of 10% per annum will accrue on any royalty fees that are not paid when due hereunder and any interest payable will be due and payable on demand.
     5. Each of the parties hereby agrees to perform any and all acts and to execute and deliver any and all documents reasonably necessary or convenient to carry out the intent and the provisions of this Agreement.
     6. This Agreement may only be modified by an instrument in writing executed by the parties hereto.
     7. This Agreement shall be construed in accordance with the laws of the State of Nevada, and the parties hereto agree that Clark County, Nevada, shall be the exclusive venue of any action that may be filed with respect to this Agreement or any of the transactions contemplated hereby.
     8. Should any action (at law or in equity, including but not limited to an action for declaratory relief) or proceeding be brought arising out of, relating to or seeking the interpretation or enforcement of the terms of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with the terms of this Agreement, the prevailing party thereto, as decided by the Court, shall be entitled to reasonable attorneys’ fees and costs incurred in addition to any other relief or damages which may be awarded. In addition, in the event that the Shareholder incurs expense in the collection of any royalty fees due and payable hereunder, the Company will also reimburse the Shareholder for all of its reasonable costs of collection (including attorneys’ fees).
     9. This Agreement is for the benefit of the parties and confers no rights, benefits or causes of action in favor of any other third parties or entities.
     10. This Agreement may be executed in counterparts, one or more of which may be facsimiles, but all of which shall constitute one and the same Agreement.
     IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date and year written below.
“COMPANY”

LAS VEGAS GAMING, INC., a Nevada corporation	SUBSCRIBED AND SWORN before me this 7th day of July, 2006, by Russell R. Roth,

s/ Russell R. Roth	/s/ Rachel Rita Depuy
By: Russell Roth	Notary Public
Its: CEO

“SHAREHOLDER”

ADLINE NETWORK, LLC, a Georgia limited liability company	SUBSCRIBED AND SWORN before me this 7th day of January, 2006, by Larry Enterline,

/s/ Larry Enterline	/s/ Kathleen M. Richards
By: Larry Enterline	Notary Public
Its: CEO

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